FORM 8-A

                 SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

              PURSUANT TO SECTION 12(b) OR (g) OF THE

                SECURITIES EXCHANGE ACT OF 1934


            CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.
       (Exact name of registrant as specified in its charter)


           COLORADO                           93-0962072
(State of incorporation or organization) (I.R.S. Employer
Identification No.)


5525 ERINDALE DRIVE, SUITE 201, COLORADO SPRINGS, COLORADO 80918
(Address of principal executive offices)               (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered

            None                                 None


Securities to be registered pursuant to Section 12(g) of the Act:


           Common Shares, $.0001 par value per share
                      (Title of class)




Item 1.  Description of Registrant's Securities to be Registered.

The authorized capital of Consolidated Capital of North
America, Inc. ("Company") consists of 60,000,000 shares, of which 10,000,000 shares are Preferred Stock, par value $.01 per share, and 50,000,000 shares are Common Stock, par value $.0001 per share.

Common Stock.

This Registration Statement relates to the Common Stock of the Company, par value $.0001 per share. The Articles of Incorporation of the Company, as amended, authorize the issuance of a maximum of 50,000,000 shares of Common Stock.

Each share of Common Stock outstanding is entitled to one vote in all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. Directors may be elected by a plurality of shares cast at any shareholders' meeting. All other actions requiring a vote of the shareholders require a majority under the Company's Bylaws. In the event of liquidation, dissolution, or winding up of the Company, holders of the Common Stock will be entitled to receive, on a prorata basis, all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of Preferred Stock of the Company.

As of the date of filing this Registration Statement, the Company had outstanding an aggregate of 1,529,546 shares of Common
Stock.

Preferred Stock.

The Articles of Incorporation of the Company authorize the issuance of a maximum of 10,000,000 shares of Preferred Stock, par value $.01 per share. Prior to the date of this registration statement, the Company designated a series of Preferred Stock consisting of 450,000 shares, known as Series A Preferred Stock, of that amount 450,000 were issued, subsequently converted to Common Stock and cancelled. As a result of that conversion no further Series A Preferred Stock can be issued. However, since the issuance of Preferred Stock in the future may affect the rights of holders of Common Stock a description of the Preferred Stock is provided herein. This Registration Statement does not cover any of the Preferred Stock.

The Articles of Incorporation vest the directors of the Company with the authority to divide the class of Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect of, among other things, (a) the number of shares of Preferred Stock to constitute such series and the distinctive designation thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue; (c) whether the Preferred Stock may be redeemed, and if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preference payable on Preferred Stock in the event of any voluntary or involuntary liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (f) the terms and conditions by which the Preferred Stock may be converted, if the Preferred Stock of any series is issued with the privilege of conversation; and (g) voting rights, if any.

As of the date of filing this Registration Statement, there are no shares of Preferred Stock outstanding.


Item 2.  Exhibits.

         The following Exhibits are filed or incorporated by reference to, with this Registration Statement:


         Exhibit No.

         1.1 Articles of Incorporation of the Company as filed with the Colorado Secretary of State on March 17,
              1992.

         1.2  Bylaws (Incorporated by reference as Exhibit 3.3 to
              Registration Statement on Form 5-18, SEC. File No.
              33-24299).

         1.3 Specimen Certificate for Common Stock, $.0001 par value per share. (Incorporated by reference as Exhibit 4.1 to Registration Statement).



                        SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     CONSOLIDATED CAPITAL OF
                                     NORTH AMERICA, INC.

                                     (Registrant)


Date:  December 04, 1996             \s\  Raymond E. McElhaney
                                     By:  Raymond E. McElhaney,
                                          President and
                                          Chief Executive Officer